EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference (A) in the Registration Statements on Form S-8 (Nos. 333-43138, 33-61907, 33-10257, 333-44959, 333-61833, 333-69268, 333-90919 and 333-88250) pertaining to the 1981 Employee Incentive Stock Option Plan, 1987 Stock Option Plan, 1995 Stock Option Plan, as amended, 1995 Non-Employee Directors’ Stock Option Plan, as amended, 1995 Employee Stock Purchase Plan, as amended, CEO Option Program, VP Sales Option Program and VP Finance & Administration and CFO Option Program of California Micro Devices Corporation and (B) in the Registration Statement on Form S-3 (No. 333-76206) of our report dated April 29, 2002, with respect to the financial statements and schedule of California Micro Devices Corporation included in the Annual Report (Form 10-K) for the year ended March 31, 2002.

/s/ Ernst & Young, LLP

San Jose, California

September 1, 2004